Exhibit 10.8
SALARY CONTINUATION AGREEMENT
     THIS SALARY CONTINUATION AGREEMENT (this “Agreement”) is entered into as of this first day of October 1, 2006, by and between GATEWAY BANK & TRUST CO., a North Carolina banking corporation (hereinafter referred to as the “Bank” or “Employer”), and D. BEN BERRY, an individual resident of Virginia (hereinafter referred to as the “Executive”).
     WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;
     WHEREAS, to encourage the Executive to remain an employee of the Employer, the Employer is willing to provide salary continuation benefits to the Executive, payable out of the Employer’s general assets; and
     WHEREAS, the parties hereto intend that this Agreement shall be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
ARTICLE 1
DEFINITIONS
     Whenever used in this Agreement, the following terms have the meanings specified —
     1.1 “Accrual Balance” means the liability that should be accrued by the Employer under accounting principles generally accepted in the United States (“GAAP”) for the Employer’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be determined by the liability accrued by the bank as of the Effective Date. The projected Accrual Balance is detailed on Schedule A including annual accruals. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits described in Section 2.1.1(a) and (b). At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Employer’s obligation under Sections 2.1.1(a) in terms of the Executive’s actual base salary for that Plan Year. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%, or as otherwise determined by the governing Regulatory body. The initial discount rate is 5.75%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP and consistent with the Interagency Advisory on Accounting for Deferred Compensation Agreements which states that the “cost of those benefits shall be accrued over that period of the employee’s service in a systematic and rational manner.”

     1.2 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.
     1.3 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
     1.4 “Change in Control” For the purposes of this Agreement, the term Change in Control shall mean a change in control as defined in Section 409A of the Code, including any of the following events:
     (i) Any person, or more than one person acting as a group, accumulates ownership of the common stock of Gateway Financial Holdings, Inc. (“Gateway Financial”) constituting more than 50% of the total fair market value or total voting power of Gateway Financial’s common stock,
     (ii) Any person, or more than one person acting as a group, acquires within a 12-month period ownership of Gateway Financial’s common stock possessing 30% or more of the total voting power of Gateway Financial’s common stock;
     (iii) A majority of Gateway Financial’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Gateway Financial’s Board of Directors before the date of appointment or election, or
     (iv) Within a 12-month period, any person, or more than one person acting as a group, acquires assets from Gateway Financial having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Gateway Financial immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of Gateway Financial’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets
Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or a similar transaction, involving Gateway Financial. Notwithstanding the other provisions of this Section 1.4, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Executive and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
     1.4A “Code” means the Internal Revenue Code of 1986, as amended.
     1.5 “Disability” means the Executive suffers a sickness, accident or injury that is determined by the carrier of any individual or group disability insurance policy covering the Executive to be a disability rendering the Executive totally and permanently disabled, as certified by a physician chosen by the Employer and reasonably acceptable to the Executive, or as later defined by the Internal Revenue Service in IRS Notice 2005 — 1.
     1.6 “Early Retirement Date” means the date of the Executive’s Termination of Employment with the Employer for reasons other than death, Disability, Termination for Cause, termination under Article 5 of this Agreement, or within twenty-four (24) months after a Change in Control, provided, however, that an Early Retirement Date may only occur following the later of the date the Executive attains age sixty-two (62) or the date the Executive has been continuously employed by the Employer for ten (10) years.
     1.7 “Effective Date” means October 1, 2006.
     1.8 “Final Average Salary” means the Executive’s average annual base salary for the three year period ending at Executive’s Normal Retirement Date.
     1.9 “Good Reason” shall mean any of the following events:
     (i) Executive is assigned any duties and/or responsibilities that, in Executive’s reasonable determination, are inconsistent with or constitute a demotion or reduction in the Executive’s position, duties, responsibilities or status as such existed at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Executive’s resulting position; or
     (ii) Executive’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or
     (iii) Executive’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Executive as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or
     (iv) Executive is transferred to a location which is more than 15 miles from his current principal work location without the Executive’s express written consent.
     1.10 “Normal Retirement Age” means age sixty-five (65).
     1.11 “Normal Retirement Date” means the date of the Executive’s Termination of Employment on or after the Executive reaches Normal Retirement Age, other than a Termination of Employment due to the Executive’s death or due to a Termination for Cause.
     1.12 “Person” means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.
     1.13 “Plan Administrator” means the plan administrator described in Article 8.
     1.14 “Plan Year” means a twelve-month period commencing on January 1, and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31 of the year in which occurs the Effective Date.
     1.15 “Regulatory Body” refers to The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the Office of Thrift Supervision (OTS), also known as “the agencies”.

     1.16 “Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Bank terminates the Executive’s employment because of:
     (a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or
     (b) disloyalty or dishonesty by the Executive in the performance of his duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in his capacity as a director or officer, or
     (c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgment of the Bank causes material harm to the Bank or affiliates, or
     (d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgment, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or
     (e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or
     (f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e) (4) or section 8(g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g)(1), or
     (g) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.
     1.17 “Termination of Employment” with the Employer means that the Executive shall have ceased to be employed by the Employer for any reason whatsoever, excepting a leave of absence approved by the Employer. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive’s employment, the Employer shall have the sole and absolute right to decide the dispute.

ARTICLE 2
RETIREMENT BENEFITS
     2.1 Normal Retirement Benefit. Upon the Executive’s Termination of Employment on or after Normal Retirement Age for reason other than death, the Executive shall be eligible to receive the benefit described in this Section 2.1 in lieu of any other benefit under Article 2 of this Agreement provided no Change in Control benefit or Termination benefit has been paid as specified in Section 2.6.
2.1.1.	Amount of Benefit. The amount of the annual benefit shall be equal to the following:
(a)	Fixed Benefit. The annual benefit under this Section 2.1(a) is an amount equal to the benefit detailed on Schedule A payable annually for fifteen (15) years commencing upon the first month after attaining age 65.

(b)	Variable Benefit. Variable Benefit. The variable benefit under this Section 2.1 (b) is an amount equal to seventy percent (70%) of the Executive’s Final Average Salary, less the Fixed Benefit detailed on Schedule A, payable annually for fifteen (15) years commencing upon the first month after attaining age 65. If the benefit due under this Section 2.1 (b) is less than zero (0), then no benefit is payable under this Section 2.1 (b).
2.1.2.	Payment of Benefit. The Employer shall pay the aggregate annual benefit described in Section 2.1.1 to the Executive over the remaining term in twelve (12) equal monthly installments payable on the first day of each month, beginning with the month after the Executive’s Normal Retirement Date.
     2.2 Early Retirement Benefit. Upon the Executive’s Early Retirement Date, the Executive shall be eligible to receive the benefit described in this Section 2.2 in lieu of any other benefit under Article 2 of this Agreement.
2.2.1.	Amount of Benefit. The annual benefit under this Section 2.2 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Executive’s Early Retirement Date.

2.2.2.	Payment of Benefit. The Employer shall pay the early retirement benefit to the Executive over fifteen (15) years in twelve (12) equal monthly installments payable annually on the first day of each month, beginning with the month after the Executive reaches his Normal Retirement Age.
     2.3 Disability Benefit. Upon the Executive’s Termination of Employment due to a Disability before reaching Normal Retirement Age, the Executive shall be eligible to receive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
2.3.1.	Amount of Benefit. The annual benefit under this Section 2.3 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the effective date of the Executive’s Termination of Employment.
2.3.2.	Payment of Benefit. The Employer shall pay the Disability benefit to the Executive over fifteen (15) years in twelve (12) equal monthly installments payable on the first day of each month, beginning with the month after the Executive’s Normal Retirement Age.
     2.4 Change in Control Benefit. If, within twenty-four (24) months after a Change in Control, the Employer terminates the Executive’s employment other than for Cause or as described in Section 5.2 hereof or if the Executive terminates employment for Good Reason, the Executive shall be eligible to receive the benefit described in this Section 2.4 instead of any other benefit under Article 2 of this Agreement.
2.41	Amount of Benefit. The annual benefit under this Section 2.4 is an amount equal to seventy percent (70%) of the Executive’s final annual salary at the Executive’s Termination of Employment, or the benefit detailed on Schedule A, whichever is greater, payable annually for fifteen (15) years commencing as of the last day of the Plan Month preceding the effective date of the Executive’s Termination of Employment.
2.41.1	Payment of Benefit. The Employer shall pay the Change in Control benefit under Section 2.4 of this Agreement to the Executive over fifteen (15) years in twelve (12) equal monthly installments payable on the first day of each month, beginning with the month after the Executive’s Termination of Employment.

2.41.2	Change in Control Payout of Normal Retirement Benefit, Early Retirement Benefit, or Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the period in which the Executive is receiving payment of the benefit under Section 2.1, 2.2, or 2.3, the Employer shall pay the remaining benefits due to the Executive under the applicable section to the Executive in a single lump sum payment within thirty (30) days after the Change in Control.
     2.5 Termination Benefit. Upon the Executive’s Termination without Cause by the Employer, the Executive shall be eligible to receive the benefit described in this Section 2.5 in lieu of any other benefit under Article 2 of this Agreement.
2.5.1	Amount of Benefit. The annual benefit under this Section 2.5 is an amount equal to the benefit detailed on Schedule A payable annually for fifteen (15) years commencing upon the first month after attaining age 65.
2.5.2	Payment of Benefit. The Employer shall pay the benefit under this Section 2.5 to the Executive over fifteen (15) years in twelve (12) equal monthly installments payable annually on the first day of each month, beginning with the month after the Executive reaches his Normal Retirement Age.
     2.6 Petition for Lump Sum Payment of Benefit. If the Executive is entitled to a benefit under Section 2.1, Section 2.2, Section 2.3, Section 2.4 or Section 2.5, the Executive may petition the Board of Directors of the Employer to have the Present Value of the Benefit, determined as of the date the Executive becomes entitled to a benefit under Section 2.1, Section 2.2, Section 2.3, Section 2.4 or Section 2.5, as applicable, paid to the Executive in a single lump sum. The Board of Directors of the Employer may, in its sole and absolute discretion, pay the Present Value of the Benefit to the Executive in a single lump sum. If the Present Value of the Benefit is paid to the Executive in a single lump sum, the Employer shall have no further obligations under this Agreement.
     2.7 Excess Parachute Payment. If the Executive receives the payment pursuant to Section 2.4 and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with the Bank or its parent corporation (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to an excise tax under Section 280G and Section 4999 of the Code (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.” Payment of the Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 2.4 above.
     2.8 Total Benefits Subject to Excise Tax.  For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax, any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment following a Change in Control (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank or its parent corporation) shall be treated as “parachute payments” within the meaning of section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by the Bank as of the date immediately before the Change in Control (the “Accounting Firm”), such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the “base amount” (as defined in section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax. The value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
     2.9 Gross Up Payment Amount. For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).
     2.10 Determination by Accounting Firm. All determinations required to be made under Section 2.7, Section 2.8 and Section 2.9, including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”), shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank. All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any reasonable agreement requested by the Accounting Firm in connection with the performance of its services hereunder. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report an Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The Determination by the Accounting Firm shall be binding on the Bank and the Executive. If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax (“Underpayment”), the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Code) shall be paid promptly by the Bank to or for the benefit of the Executive. If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax (“Overpayment”), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Code) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that his expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.  If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive, in his sole discretion, may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this Section).
     2.11 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the actual amount of a particular benefit amount due the Executive under Sections 2.2, 2.3, 2.4 or 2.5 hereof, then the actual amount of the benefit set forth in the Agreement shall control.
     2.12 One Benefit Only. Despite any contrary provision of this Agreement, the Executive and Beneficiary are entitled to one benefit only under Article 2 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Subsequent occurrence of events dealt with by this Article 2 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits under Article 2.

     2.13 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive will not be entitled to the payments under Article 2 until the earliest of (a) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code section 409A.
3
DEATH BENEFITS
     3.1 Death During Active Service. If the Executive dies while employed by the Employer, instead of any benefits payable under Article 2 of this Agreement the Employer shall pay to the Executive’s Beneficiary the present value of the amount necessary to provide the full benefit described in section 2.1.1 and identified on Schedule A. The Employer shall pay the death benefit under this Section 3.1 within thirty (30) days after the Executive’s death.
     3.2 Death During Benefit Period. If the Executive dies after benefit payments under Article 2 of this Agreement commences but before receiving all such payments, or if the Executive is entitled to benefit payments under Article 2 but dies before payments commence, the remaining Accrual Balance shall be payable to the Executive’s Beneficiary in accordance with the applicable payment provisions of Article 2, until fully disbursed. Payments shall be made in the same amounts they would have been made to the Executive had the Executive survived.
4
BENEFICIARIES
     4.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Employer in which the Executive participates.
     4.2 Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.
     4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.
     4.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.
     4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.
5
GENERAL LIMITATIONS
     5.1 Termination for Cause. If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Agreement to the contrary, this Agreement and the Employer’s obligations under this Agreement shall terminate as of the effective date of the Termination for Cause.
     5.2 Suicide or Misstatement No benefits shall be paid under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement or if the Executive makes any material misstatement of fact on any application for life insurance purchased by the Bank.
     5.3 Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.
     5.4 Default Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.
     5.5 FDIC Open-Bank Assistance. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c).

6
CLAIMS AND REVIEW PROCEDURES
     6.1 Claims Procedure. A person or beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows –
6.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Employer a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.
6.1.2	Timing of Employer Response. The Employer shall respond to such claimant within ninety (90) days after receiving the claim. If the Employer determines that special circumstances require additional time for processing the claim, the Employer can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Employer expects to render its decision.
6.1.3	Notice of Decision. If the Employer denies part or all of the claim, the Employer shall notify the claimant in writing of such denial. The Employer shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
6.1.3.1	The specific reasons for the denial,

6.1.3.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
     6.2 Review Procedure. If the Employer denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Employer of the denial, as follows

6.2.1	Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Employer’s notice of denial, must file with the Employer a written request for review.

6.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Employer shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Employer shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Employer Response. The Employer shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Employer determines that special circumstances require additional time for processing the claim, the Employer can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Employer expects to render its decision.

6.2.5	Notice of Decision. The Employer shall notify the claimant in writing of its decision on review. The Employer shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –
6.2.5.1	The specific reasons for the denial,

6.2.5.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
7
MISCELLANEOUS
     7.1 Amendments and Termination. Subject to Section 7.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except for termination occurring under Article 5, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.
     7.2 Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, and transferees.
     7.3 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     7.4 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.
     7.5 Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     7.6 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such state.
     7.7 Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.
     7.8 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.
     7.9 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.
     7.10 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at 1145 North Road Street, Elizabeth City, North Carolina 27909.

     7.11 Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.
     7.12 Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of the each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.
     7.13 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This Section 7.13 shall become null and void effective immediately if a Change in Control occurs.
8
ADMINISTRATION OF AGREEMENT
     8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. In accordance with the rules applicable for companies listed on the Nasdaq Stock Market and the Employer’s corporate governance procedures, the Executive shall not serve as a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.
     8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.
     8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

     8.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
     8.5 Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.
     IN WITNESS WHEREOF, the Executive and a duly authorized Executive of the Company and the Bank have signed this Agreement as of the date first written above.

THE EXECUTIVE:	THE BANK:
Gateway Bank & Trust Co.

/s/ D. Ben Berry D. Ben Berry	By: /s/ David R. Twiddy Its: President

BENEFICIARY DESIGNATION
SALARY CONTINUATION AGREEMENT
     I,                     ., designate the following as beneficiary of any death benefits under this Salary Continuation Agreement –

Primary:

.

Contingent:

     Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
     I understand that I may change these beneficiary designations by filing a new written designation with the Employer. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:
Daniel Berry

Date: , 2006

Accepted by the Employer this day of , 2006.

By:

Print Name:

Title:

SCHEDULE A

			Termination
			without		Change in
			Cause	Disability	Control
			annual	annual	Annual
			benefit	benefit	Benefit
	Plan Year	Annual	payable at	payable at	Payable at
	ending	Retirement	Normal	Normal	Normal		Premature
Plan	December	Fixed	Retirement	Retirement	Retirement	Accrual	Death
Year	31,	Benefit	Age	Age	Age	Balance	Benefit

1	2006	367,500	651,282	0	651,282	60,777	2,936,040
2	2007	384,038	651,282	30,824	651,282	321,824	3,104,862
3	2008	401,319	651,282	58,760	651,282	613,484	3,283,392
4	2009	419,379	651,282	89,886	651,282	938,461	3,472,187
5	2010	438,251	651,282	124,483	651,282	1,299,674	3,671,837
6	2011	457,972	651,282	162,852	651,282	1,700,266	3,882,968
7	2012	478,581	651,282	205,317	651,282	2,143,631	4,106,239
8	2013	500,117	651,282	252,229	651,282	2,633,421	4,342,348
9	2014	522,622	651,282	303,965	651,282	3,173,573	4,592,033
10	2015	546,140	651,282	360,931	651,282	3,768,327	4,856,074
11	2016	570,716	651,282	423,564	651,282	4,422,247	5,135,299
12	2017	596,398	651,282	492,334	651,282	5,140,247	5,430,578
13	2018	623,236	651,282	567,748	651,282	5,927,613	5,742,837
	1-Dec	651,282					6,073,050